Exhibit 99.1

International Aluminum Corporation Retains The Seidler Companies

Monterey Park, California, February 18, 2004 - International Aluminum Corporation (NYSE: IAL) announced today that it has retained The Seidler Companies Incorporated, Investment Bankers, as its financial advisor to assist in efforts to maximize shareholder value, including the potential sale of some or all of the Company.  International Aluminum notes that there can be no assurance that this process will lead to any liquidity event or enhancement of shareholder value.

David Treinen, President of IAL today said “We are pleased to have Seidler’s assistance in our ongoing efforts to maximize shareholder value. We believe that IAL is well positioned to address appropriate steps to enhance shareholder value.”

International Aluminum Corporation, founded and incorporated in 1963, is an integrated building products manufacturer of diversified lines of aluminum and vinyl products.  Its primary markets are focused towards three distinct product lines:  residential products consisting of broad lines of aluminum and vinyl windows and doors; commercial products encompassing state of the art curtainwalls, window walls, storefronts and other commercial framing components and aluminum extruded products which serve its residential and commercial products segments as well as a diversified outside customer base.

Contact:  David C. Treinen, President - (323) 264-1670

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